The First Republic Corporation of America

List of Subsidiaries




          The First Republic Building Corp.
          Bluepoints Company Inc.
          Bluepoints Company Inc. of Maryland
          Hanora Spinning Inc.
          Quality Yarns Inc.

          Whitlock Combing Company, Inc.
          Hanora South Inc.
          J & M Dyers Inc.
          FRC of Delaware Inc.
          FRCA Sunscape Corp.

          Marchelot S.A.